Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS AGREEMENT (the “Agreement”) is made by and between Fidelity & Guaranty Life Business Services, Inc., a Delaware corporation with an address at Two Ruan Center, 601 Locust Street, Des Moines, Iowa (“F&G”), and Christopher J. Littlefield (“Executive”), as of October 6, 2014.
WHEREAS, the parties wish to enter into an employment agreement on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of F&G’s employment of Executive, and the mutual obligations and rights set forth in this Agreement, the parties agree as follows:
1.    DEFINITIONS

(a)	“Client” or “Client List” means all Past, Present and Potential Clients as defined below;
“Company” means, collectively, Fidelity & Guaranty Life Business Services, Inc., Fidelity & Guaranty Life (FGL), Fidelity & Guaranty Life Holdings, Inc., Fidelity & Guaranty Life Insurance Company, Fidelity & Guaranty Life Insurance Company of New York, and Raven Reinsurance Company (and any other affiliated entities hereafter formed), but “Company” does not include any Group Company;
“Compensation” means Executive’s salary and any bonus that may be awarded in the Company’s sole discretion;
“Compensation Year” means the 12-month period ending each September 30th.
“Confidential Information” means all secret, confidential or otherwise non-public information, knowledge or data relating to the Group, and their respective businesses or financial affairs, whether or not in writing, including but not limited to information related to: their suppliers and their businesses; prices charged to and terms of business with their customers; their marketing plans and sales forecasts; their financial information, results and forecasts; their proposals or plans for the acquisition or disposal of a company or business or any part thereof; their proposals or plans for any expansion or reduction of activities; their employees, including the employees’ performance, compensation and benefits; their research activities, inventions, trade secrets, designs, formulas and product lines; any information provided to the Group in confidence by its affiliates, customers, suppliers or other parties; and other information concerning and related to Clients; provided, however, that Confidential Information shall not include information that is already lawfully available to the public or already known by third parties who are under no obligation to keep such information confidential;
“Disability” means Executive’s inability to perform his duties on a full-time basis for 180 days during any 12-month period as a result of incapacity due to mental or physical illness, even with reasonable accommodations;
“Employment Period” means the period of time when Executive is employed by the Company, including any Notice Period set forth in Section 5.2(A) below;

“Group” means the Company and the Group Companies, collectively and singularly;
“Group Company” means Harbinger Group Inc., and any direct or indirect subsidiary of Harbinger Group Inc. other than the Company;
“Notice Period” means the period set forth in Section 5.2(A) ending three (3) months from the date of written notice to terminate Executive’s employment;
“Past Client” means any person or entity who had been an investment advisory or insurance customer, distributor or client of the Company during the one (1) year period immediately preceding the termination of Executive’s employment with the Company and with which Executive dealt while at the Company or which became known to Executive during the course of his employment at the Company.
“Potential Client” means any person or entity to whom the Company has offered (by means of a personal meeting, telephone call, or a letter or written proposal specifically directed to the particular person or entity) within the one (1) year immediately preceding the termination of Executive’s employment to serve as investment adviser or to provide or distribute insurance products but which is not at such time an investment advisory or insurance customer, distributor or client of the Company and with which Executive dealt while at the Company or which became known to Executive during the course of his employment at the Company; this definition includes persons or entities for which a plan exists to make such an offer, but excludes persons or entities solicited or to be solicited solely by form letters and blanket mailings.
“Present Client” means any person or entity who at the time of Executive’s termination of employment is an investment advisory or insurance customer, distributor or client of the Company and with which Executive dealt while at the Company or which became known to Executive during the course of his employment at the Company.
“Termination Date” means the date when Executive ceases to be an employee of the Group;
(b)    References to Sections are, unless otherwise stated, to Sections of this Agreement; and

(c)	Section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.    EMPLOYMENT
2.1    Executive’s employment with the Company is “at will,” meaning that Executive may resign at any time for any reason and the Company may discharge Executive at any time for any reason, subject only to any obligation to provide notice as set forth in Section 5.2(A) below. Therefore, beyond any obligation to give notice as set forth in Section 5.2(A) below, nothing in this Agreement obligates Executive to remain in the Company’s employ for any period of time, and the Company has no obligation to employ Executive for any definite or indefinite period of time.
2.2    Executive hereby represents to the Company that Executive is not bound by any agreement or any other restriction which conflicts with or prevents the performance of Executive’s duties and obligations to the Company under this Agreement.

3.    SCOPE OF EMPLOYMENT

3.1    Executive will faithfully, diligently and efficiently perform such duties on behalf of the Company as the Company may assign to him. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company, including any changes which may be adopted from time to time. Executive’s actions shall at all times be consistent with, and pursued solely to further, the interests of the Company. Under no circumstances will Executive take any action contrary to the best interests of the Company at any time during the Employment Period.
3.2    Executive shall serve as the President of F&G and shall devote substantially all of his business time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement and shall not engage in any other business activity, except as may be approved by the Executive Committee of F&G; provided that nothing in this Agreement shall prohibit the Executive from (i) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement; (ii) investing the Executive’s personal assets in any business that does not compete with the Company, where the Executive is not obligated or required to, and shall not in fact, devote any substantial managerial efforts, or (iii) holding directorships in other companies after obtaining the consent of the Executive Committee of F&G; provided further that none of the activities permitted in clauses (i) through (iii) individually or in the aggregate interfere with the performance of the Executive’s duties under this Agreement.  Executive's principal place of business shall be in the greater Des Moines, Iowa metropolitan area.
3.3     Executive shall not acquire or hold more than two hundred and fifty thousand dollars ($250,000) in value, determined at the time of this agreement or at the time of acquisition with respect to subsequent purchases, of any class of publicly-traded securities of a competitor as set forth in Exhibit A which may be updated periodically by the Company in its reasonable discretion.

4.    COMPENSATION AND BENEFITS

4.1    Compensation: Executive’s Compensation will be determined in the Company’s sole discretion.
4.2    Benefits: Executive shall be eligible to receive the various benefits offered by the Company to its executive employees as may be determined from time to time by the Company. These benefits may be modified or eliminated from time to time at the sole discretion of the Company. Where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive the particular benefit shall be governed solely by the applicable plan document.
4.3    Expenses: Executive shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred for the Group’s business (including travel and entertainment) in accordance with the policies, practices and procedures of the Company.
4.4    Sign-On Bonus: Subject to the provisions of this Section 4.4, Executive shall be entitled to receive a sign-on bonus in the form of restricted common stock of Fidelity & Guaranty Life (FGL). Executive shall receive the number of shares (rounded down to exclude any fractional share) determined by dividing Two Hundred and Fifty Thousand Dollars ($250,000) by the closing price on the New York Stock Exchange of FGL on the date on which this Agreement becomes effective (as set forth in the first paragraph of the Agreement). Executive shall become vested in such restricted stock after completing one year of employment with F&G; provided, however, that if the Company terminates the employment of Executive without Cause

(under Section 5.2(A)(i) below) during the first year of Executive’s employment, Executive shall become vested in a pro-rata portion of such grant, based on the portion of the first year of employment completed. Such grant shall be subject in all respects to the terms and conditions of the Fidelity & Guaranty Life 2013 Stock Incentive Plan (“SIP”) and the grant agreement.
5.    TERMINATION OF EMPLOYMENT
5.1    Termination For Cause: The Company may terminate Executive’s employment for Cause immediately upon written notice. Upon termination of Executive’s employment with the Company in accordance with this Section 5.1, all Compensation and benefits will cease and Executive shall not be entitled to receive any other Compensation, payments or benefits, except (a) earned wages or accrued vacation time that remains due and payable, and (b) benefits to the extent that Executive is entitled to accrued benefits under the express terms of any plan governing such benefits. Executive will have the right to elect to continue his health and dental insurance after the Termination Date to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Such coverage shall be at Executive’s expense and is not the responsibility of the Company.
For purposes of this Agreement, the Executive shall be deemed terminated for “Cause” if the Company terminates the Executive’s employment in writing after (i) the Board of Directors of FGL determines that the Executive has breached his obligations under this Agreement after the Company has given the Executive notice of and 10 business days to cure such breach;  (ii) the Executive shall have been convicted, indicted for, or entered a plea of nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement, or (iii) the Executive shall have committed acts of misconduct that could reasonably be expected to materially impair the goodwill or business of the Company or cause material damage to its or their property, goodwill, or business.
5.2    Termination For Reasons Other Than Cause:
(A)    Termination With Notice Period: Either party may terminate Executive’s employment for any reason other than for Cause, Disability or death by giving the other party three (3) months’ notice in writing; terminations for Cause are governed by Section 5.1 above, for Disability by Section 5.2(C) below and death by Section 5.2(D) below.
(i)    By The Company:
(a)    Continuation of Compensation and Benefits: In the event that the Company provides notice to Executive under this Section 5.2(A), then for the duration of the Notice Period Executive shall continue to receive the base salary that he received immediately prior to the notice of termination and shall continue to be eligible to receive all benefits to which he is entitled as an employee of the Company. Executive shall be entitled to a pro rata portion of any bonus that otherwise would have been payable to Executive for the Compensation Year in which such employment termination occurs. Pro-ration of the bonus shall be based on the portion of the Compensation Year prior to Executive’s termination of employment, and the pro-rated bonus shall be paid within 2-1/2 months following the Compensation Year in which it was earned. Except as provided below, Executive shall not receive any Compensation or be eligible for any benefits after the Termination Date, including but not limited to salary and medical, dental, life and disability benefits. Executive will have the right to elect to continue his health and dental insurance after the Termination Date to the extent permitted by COBRA. Except as provided below, any COBRA coverage will be at Executive’s own expense and is not the responsibility of the Company.
(b)    Severance: Provided Executive signs and delivers, and does not revoke, a general release substantially in the form attached hereto as Exhibit B, (x) Executive shall be entitled to receive a severance payment equal to two (2) weeks of base salary for every full year that Executive was employed by the Group, subject to a minimum payment of twenty-six (26) weeks base salary and a maximum payment of fifty-two (52) weeks base salary, and (y) if Executive properly elects COBRA coverage, the Company will make payments to the insurance provider(s) equal to the amount due for Executive’s COBRA coverage payments for a period of time equal to the number of weeks of Executive’s severance payments (by way of example only, if Executive is entitled to a severance payment equal to thirty weeks’ base salary because he has been employed by the Company for fifteen (15) years, the Company will make monthly payments to the COBRA insurance provider for the first thirty weeks of COBRA coverage, assuming Executive has executed and not revoked the release). The release agreement shall be provided to the Executive during the first month of the Notice Period. The severance payment based on tenure with the Company shall be paid in a lump sum within ten (10) days following the expiration of the Notice Period, provided that Executive has executed the release agreement, returned it to the Company, and allowed the revocation period therefor to expire, by the end of the Notice Period. Executive shall not be entitled to any other payment of any kind, except (a) as expressly provided in this Agreement, (b) earned wages or accrued vacation time that remains due and payable, and (c) benefits to the extent that Executive is entitled to accrued benefits under the express terms of any plan governing such benefits.
(ii)    By Executive: In the event that Executive provides notice to the Company under Section 5.2(A), Executive shall not be entitled to any bonus or equity award (either in full or pro rata) otherwise payable after the date on which notice is given or any other compensation, payment or benefits of any kind, except (a) for the duration of the Notice Period, Executive shall continue to receive the base salary that he received immediately prior to the notice of termination and shall continue to be eligible to receive all benefits to which he is entitled as an employee of the Company, (b) earned wages or accrued vacation time that remain due and payable after the Termination Date, and (c) benefits payable after the Termination Date to the extent that Executive is entitled to accrued benefits under the express terms of any plan governing such benefits. Executive will have the right to elect to continue his health and dental insurance after the Termination Date to the extent permitted by COBRA. Such coverage shall be at Executive’s expense and is not the responsibility of the Company.
(B)    Conduct During the Notice Period: During the Notice Period, Executive remains employed by the Company and shall not commence employment with any other employer, and is subject to all of the obligations, rules, policies and practices of the Company, including the obligation to act solely in the best interest of the Company. During the Notice Period, Executive shall perform such duties and tasks as the Company may assign to Executive, provided, however, that the Company reserves the right to have Executive stay away from the Company’s premises, and not contact any Group employee or Client for purposes adverse to the interests of the Company.

(C)    Disability: The Company may terminate Executive’s employment on written notice to Executive that the Company has determined that a Disability of Executive has occurred. Should the Company terminate this Agreement by reason of Executive’s Disability, all Compensation and benefits will cease effective on the Termination Date, and Executive shall have no right to any further payments or benefits except (a) to the extent that Executive is entitled to wages, accrued but unused vacation time or accrued benefits under the express terms of any plan governing such benefits, and (b) a pro rata bonus for the period when Executive was performing his regular duties on a full-time basis to the extent such bonus would have otherwise been payable in the absence of such disability.
(D)    Death: Executive’s employment shall terminate automatically upon Executive’s death. All Compensation and benefits will cease effective on the date of Executive’s death, except that Executive’s estate shall be eligible to receive Executive’s bonus, to the extent such bonus would have otherwise been payable, for the period up through Executive’s death; in the event Executive’s death is prior to the end of a Compensation Year, the bonus shall be prorated based upon the number of days Executive worked during the Compensation Year.
(E)    Equity Compensation: Any unvested award granted under any Company equity compensation plan will be handled in accordance with the terms of the applicable plan and grant agreement.
(F)    IRC Section 409A Compliance: The parties intend that the payments and benefits to which Executive could become entitled in connection with a termination of employment shall comply with or meet an exemption from Section 409A of the Internal Revenue Code. In this regard, notwithstanding anything in this Agreement to the contrary, all cash amounts that become payable under this Agreement shall be paid within the “short-term deferral” period described in Section 1.409A-1(b)(4) of the Treasury Regulations, shall qualify for the exception for “separation pay” set forth in Section 1.409A-1(b)(9) of the Treasury Regulations or another exception, or shall comply with Section 409A of the Internal Revenue Code. Payments subject to Section 409A of the Internal Revenue Code that are due upon termination of employment shall be made only upon “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code, and shall be subject to the 6-month payment delay described in Section 409A(a)(2)(B)(i) of the Internal Revenue Code if the Executive is a “specified employee” as described therein. In the event that it is determined that the terms of this Agreement do not comply with Section 409A of the Code, the parties will negotiate reasonably and in good faith to amend the terms of this Agreement so that it complies (in a manner that preserves the economic value of the payments and benefits to which Executive may become entitled) so that payments are made within the time period and in a manner permitted by the applicable Treasury Regulations.
5.3    Upon termination (or suspension) of Executive’s employment, regardless of the reason, Executive shall deliver to the Company all books, documents and materials described in Section 6 below, and all computers, blackberries, other personal data devices, phones, credit cards, keys and other property of the Group that are in Executive’s possession or control.
5.4    Termination of Executive’s employment with the Company for any reason shall constitute Executive’s resignation as an officer, director, trustee and/or any and all other positions held by him with any subsidiary or any pooled investment vehicle organized or advised by the Group, effective automatically. Executive shall execute any and all documents and take any and all action reasonably requested by the Group to acknowledge and effect such resignations.

6.    FURTHER COVENANTS.
6.1    All Business to Be the Property of the Group; Assignment of Intellectual Property.

(A)Executive agrees that any and all presently existing investment advisory and insurance business of the Group and all business developed by Executive or any other employee of the Group, including without limitation all investment advisory and insurance contracts, distribution agreements, fees, commissions, compensation records, performance records, Client Lists, agreements and any other incident of any business developed or sought by the Group or earned or carried on by Executive during his employment with the Group, are and shall be the exclusive property of the Group for its sole use and (where applicable) shall be payable directly to the Group. Executive grants to the Group Executive’s entire right, title and interest throughout the world, if any, in and to all research, information, Client Lists, product lists, distributor lists, identities, investment profiles and particular needs and characteristics of Clients, performance records, and all other investment advisory, insurance, technical and research data made, conceived, developed and/or acquired by Executive solely, jointly or in common with others during the period of Executive’s employment by the Group, that relate to the Group’s business as it was or is now rendered or as it may, from time to time, hereafter be rendered or proposed to be rendered during the Employment Period.
(B)Any inventions and any copyrightable material developed by Executive in the scope of his employment with the Group shall be promptly disclosed to the Group and will be “works for hire” owned by the Group. Executive will, at the Group’s expense, do whatever is necessary to transfer to the Group, and document its ownership of, any such property.
6.2    Confidentiality. Executive shall not, either during the period of Executive’s employment with the Group or thereafter, use for Executive’s own benefit or disclose to or use for the benefit of any person outside the Group, any information concerning Confidential Information, whether Executive has such information in Executive’s memory or embodied in writing or other tangible or electronic form. All Confidential Information, and all originals and copies of any Confidential Information, and any other written material relating to the business of the Group, including information stored electronically, shall be the sole property of the Group. Executive acknowledges and agrees that the Confidential Information has been and will be developed by the effort and expense of the Group; that such Confidential Information has economic value to the Group and would have significant economic value to the Group’s competitors if divulged; that the Confidential Information is not available to the Group’s competitors; and that keeping the Confidential Information from the Group’s competitors has economic value to the Group. Upon the termination of Executive’s employment in any manner or for any reason, Executive shall promptly surrender to the Group or destroy all originals and copies of any Confidential Information, and Executive shall not thereafter retain or use any Confidential Information for any purpose.
6.3    Trade Secrets. Executive acknowledges that while employed by the Group, Executive will have contact with and become aware of the Group’s proprietary insurance product information, and proprietary business processes and strategy (the “Trade Secrets”). Executive agrees that the Trade Secrets are a valuable asset of the Group. Executive further agrees that the Trade Secrets have been and will be developed by the Group and would have significant economic value to the Group’s competitors if divulged; that the Trade Secrets are not available to the Group’s competitors; that keeping the Trade Secrets confidential from the Group’s competitors has economic value to the Group; and that the Group takes reasonable steps to protect the confidentiality of the Trade Secrets.

6.4    Restrictive Covenants.
(A)For six (6) months following the Termination Date, irrespective of the reason for the termination, Executive shall not, directly or indirectly, solicit or attempt to solicit, or assist others in soliciting or attempting to solicit, any Client of the Company for the purpose of providing investment advisory or insurance services, insurance products or insurance distribution services. For six (6) months following the Termination Date, irrespective of the reason for the termination, Executive shall not, directly or indirectly, solicit or attempt to solicit, or assist others in soliciting or attempting to solicit, any Independent Marketing Organizations of the Company for the purpose of providing investment advisory or insurance services or products or distribution services. Executive agrees that the restriction contained in this Section is necessary to protect the Company’s business and property in which the Company has made a considerable investment, and to prevent misuse of the Confidential Information and Trade Secrets.
(B)For eighteen (18) months following the termination of Executive’s employment with the Company, irrespective of the reason for the termination, Executive shall not directly or indirectly solicit, recruit, induce away, or attempt to solicit, recruit, or induce away, or hire any employee, director or officer of the Company with whom Executive had contact during Executive’s employment with the Company. For purposes of this paragraph, “contact” means any personal interaction whatsoever between the individual and Executive.
(C)For six (6) months following the termination of the Executive’s employment with the Company, irrespective of the reason for the termination, the Executive shall not, without the written consent of the Company, directly or indirectly carry on or participate in a Competing Business (as defined below). A “Competing Business” shall mean a life insurance or annuity business, or a business in the life insurance or annuity industry, in the United States of America. The phrase “carry on or participate in a Competing Business” shall include engaging in any of the following activities, directly or indirectly: (i) Carrying on or engaging in a Competing Business as a principal, or on the Executive’s own account, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, or stockholder, limited partner or other interest holder owning more than five (5) percent of the stock or equity interests or securities convertible into more than five (5) percent of the stock or equity interests in any entity that is carrying on or engaging in a Competing Business; (ii) as agent or principal, carrying on or engaging in any activities or negotiations with respect to the acquisition or disposition of a Competing Business; (iii) extending credit for the purpose of establishing or operating a Competing Business; (iv) lending or allowing the Executive’s name or reputation to be used in a Competing Business; (v) otherwise allowing the Executive’s skill, knowledge or experience to be used in a Competing Business.
(D)Executive and the Company agree that the period of time and the geographic area applicable to the covenants of Section 6.4 are reasonable and necessary to protect the legitimate business interests and goodwill of the Company in view of (1) Executive’s senior executive position within the Company, (2) the geographic scope and nature of the business in which the Company is engaged, (3) Executive’s knowledge of the Company’s business and (4) Executive’s relationships with the Clients.
6.5    Executive shall comply with (a) every applicable rule of law and (b) the rules and regulations of regulatory authorities insofar as the same are applicable to his employment with the Group.
6.6    The following non-disparagement provisions shall apply:
(A)    Executive shall not disparage, portray in a negative light or make any statement which would be harmful to, or lead to unfavorable publicity for, the Group, or any of their current or former directors, officers or employees, including, without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet or internet-related sites; provided, however, that this Agreement does not apply to the extent Executive is making truthful statements when required by law or by order of a court or other legal body having jurisdiction or when responding to an inquiry from any governmental or regulatory organization.
(B)    The Group shall not disparage, portray in a negative light, or make any statement which would be harmful to or lead to unfavorable publicity for, Executive, including, without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet or internet-related sites; provided, however, that this Agreement does not apply to the extent the Group is making truthful statements when required by law or by order of a court or other legal body having jurisdiction or when responding to an inquiry from any governmental or regulatory organization.
6.7    At no time after the Termination Date shall Executive represent himself as being interested in or employed by or in any way connected with the Group, other than as a former employee of the Group.
6.8    Executive agrees to (i) provide truthful and reasonable cooperation, including but not limited to his appearance at interviews and depositions, in all legal matters, including but not limited to regulatory and litigation proceedings relating to his employment or area of responsibility at the Group, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings, and (ii) to provide to the Group’s counsel all documents in Executive’s possession or control relating to such regulatory or litigation matters. F&G will reimburse Executive for all reasonable travel expenses in connection with such cooperation.
6.9    The provisions of this Agreement, including but not limited to this Section 6, shall continue to apply with full force and effect should Executive transfer between or among the Group, wherever situated, or otherwise become employed by any other member of the Group, or be promoted or reassigned to any position. In the event that Executive becomes employed by a member of the Group other than the Company, this Agreement shall be read to substitute the other company’s name wherever the Company is referenced and the Company’s rights under this Agreement shall be assigned to Executive’s new employer and Executive consents to such assignment, so long as Executive’s rights are in no way diminished or prejudiced by such assignment.
6.10    The Group shall have the right to communicate Executive’s ongoing obligations under this Agreement to any entity or individual by whom Executive becomes employed or with whom Executive becomes otherwise engaged following termination of employment with the Group, and Executive consents to the Group making that communication.
6.11    To the extent any of the covenants of this Section 6 or any other provisions of this Agreement shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) geographic area, (ii) time period, (iii) any activity or capacity covered by such covenant or contractual provision, or (iv) any other term or provision of such covenant or contractual provision, the covenant or contractual provision shall be construed to the maximum breadth determined to be legal and enforceable and the illegality or unenforceability of any one covenant or contractual provision shall not affect the legality and enforceability of the other covenants or contractual provisions.
6.12    Executive acknowledges and agrees that the Company’s remedy at law for any breach of the provisions of Section 6 of this Agreement would be inadequate and that for breach of such provisions the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to temporary, preliminary and permanent injunctive relief as well as to enforce its rights by an action for specific performance to the extent permitted by law. Executive expressly consents to the granting of temporary, preliminary, and permanent injunctive relief and/or specific performance for breach of this Agreement. The Company agrees to the foregoing provisions of this Section 6.12 with respect to actions by Executive to enforce Section 6.6(B).
6.13     Executive acknowledges that his agreement to comply with these restrictions was an inducement for the Group to continue to employ Executive and to enter into this Agreement with Executive.
7.    GENERAL
7.1    (A)    This Agreement and any disputes relating to the parties’ relationship or the termination of that relationship, whether arising in law or equity and whether based on contract, tort or statutory rights, shall be deemed to have been made in the state of Iowa and shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the state of Iowa, without giving effect to conflict-of-law principles.
(B)    Except as provided in Section 7.1(C), any dispute or controversy between the parties hereto, including without limitation, any and all matters relating to this Agreement, Executive’s employment with the Company and the cessation thereof, and all matters arising under any federal, state or local statute, rule or regulation, or principle of contract law or common law, including but not limited to any and all medical leave statutes, wage-payment statutes, employment discrimination statutes and any other equivalent federal, state or local statute, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in the Greater Des Moines, Iowa metropolitan area pursuant to the AAA’s National Rules for the Resolution of Employment Disputes (or their equivalent), which arbitration shall be confidential, final and binding to the fullest extent permitted by law. Except as provided in Section 7.1(D), the Company shall pay seventy-five percent (75%) of the fees and costs imposed by the arbitrator and the Executive shall pay twenty-five percent (25%) of such fees and costs, and each party shall be responsible for its own attorneys’ fees. Each party hereby agrees to and does take the following action:
(i)irrevocably submits to the jurisdiction of state or federal courts in the State of Iowa for the purpose of enforcing the award or decision in any such proceeding;
(ii)waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that (A) the party is not subject personally to the jurisdiction of the above-named courts, (B) the party’s property is exempt or immune from attachment or execution, (C) the suit, action or proceeding is brought in an inconvenient forum, (D) the venue of the suit, action or proceeding is improper, or (E) this Agreement or the subject matter hereof may not be enforced in or by such court;
(iii)waives, and agrees not to seek any review by a court in another jurisdiction that may be called upon to enforce the judgment of any of the above-referenced courts; and
(iv)consents to service of process by registered or certified United States mail, postage-prepaid, return receipt requested, or an equivalent governmental mail service, at the address set forth in the Notice provision of this Agreement.
Each party agrees that such party’s submission to jurisdiction and consent to service of process by United States registered or certified mail, or an equivalent governmental mail service, is for the express benefit of the other party. Final judgment against either party in any action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.
(C)    Notwithstanding Section 7.1(B), if the Legal Action involves an alleged breach of an obligation under Article 6 of this Agreement (Further Covenants) by the Executive, which breach may give rise to immediate and irreparable harm, the Company may seek injunctive relief in any state or federal court of competent jurisdiction in the State of Iowa. (Such action for injunctive relief shall be resolved by a judge alone, and both parties waive the right to a jury.)
(D)    If either party brings an arbitration proceeding under Section 7.1(B) resulting from an alleged breach of an obligation under Article 6 of this Agreement (Further Covenants) by the other party, or files suit for injunctive relief to enforce its rights under Section 7.1(C), and prevails in its action, the prevailing party shall also be entitled to recover from the other party all expenses incurred by the prevailing party in preparing for and taking such action, including, but not limited to, investigative costs, arbitration or court costs (as the case may be), and attorneys’ fees.
7.2    This agreement may be executed in counterparts.
7.3    This Agreement contains the entire agreement of the parties and supersedes all oral or written employment, consulting or similar agreements, understandings or arrangements between Executive, on the one hand, and the Group, on the other hand, relating to Executive’s employment or the termination of his employment. In entering into this Agreement, neither party is relying on any oral or written representation, promise, agreement or understanding that is not set forth in this Agreement, and both parties expressly disclaim any reliance on any oral or written representation, promise, agreement or understanding not set forth in this Agreement.
7.4    This Agreement may not be amended or modified other than by a written agreement executed by both parties. The writing executed by the Company must be by the CEO of F&G. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to substantially all of its assets or business, although the obligations of Executive are personal, are not assignable, and may be performed only by him.
7.5    All notices and other communications required under this Agreement shall be in writing and shall be given by hand delivery to the other party, by overnight delivery service, signature required, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:    Christopher Littlefield
660 SE Woodcrest Drive
Waukee, IA 50263

If to the Company:     Fidelity & Guaranty Life Business Services, Inc.
1001 Fleet Street
Baltimore, MD 21202
Attn: Rose Boehm

or to such other address as either party shall have furnished to the other in writing in accordance with this provision. Notices and communications shall be effective when delivered to the addressee or, if addressee refuses delivery, on the date delivery was first attempted.
7.6    Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right under this Agreement.
7.7    The Company shall have the right to set off any damages incurred by the Group as a result of a breach of this Agreement by the Executive against any amounts due to Executive by the Group, except for Executive’s salary and other sums that are non-forfeitable wages under the law or otherwise protected from offset or seizure by law. In addition to, and without limiting in any way, the Company’s rights and remedies as set forth in this Agreement or in law or equity, Executive agrees that if Executive engages in any activities prohibited by this Agreement, Executive will pay over to the Company all compensation or revenue received in connection with such activities.
7.8     All compensation and benefits payable under this Agreement shall be subject to withholding by the Company of all applicable taxes. The parties further understand and agree that should any relevant law (including without limitation any regulatory interpretations thereof) change between the time of execution of this Agreement and the payment of the various payments to Executive called for by the Agreement, the parties will revise the Agreement accordingly in a good-faith attempt to ensure ongoing compliance with such law upon mutual agreement of the parties, staying as consistent as possible with the financial and other business terms of this Agreement, but in any case Executive hereby agrees that all personal income taxes on his compensation and benefits under this Agreement and all penalties and interest with respect to such personal income taxes, including but not limited to under Section 409A of the Internal Revenue Code (subject to the terms of Section 5.2(F)), if any, are his own responsibility.
7.9     Executive and the Company represent and acknowledge that the consideration that each has received under this Agreement is sufficient and adequate for the obligations that each has agreed to undertake, and expressly waives any right to assert that they have not received adequate consideration for agreeing to the obligations undertaken in this Agreement.
7.10    Executive acknowledges and represents that he understands his obligations and rights under this Agreement, has had adequate time to consider it, and has had adequate time and opportunity to ask any questions and obtain any advice he felt necessary or appropriate. No one has placed any pressure on Executive to execute this Agreement prior to the expiration of a reasonable time for him to read it, ask any questions and obtain any advice he felt necessary or appropriate. Executive enters into this Agreement freely and voluntarily.
7.11     The officer executing this Agreement on behalf of F&G has the authority to enter into this Agreement, and Executive is relying on his authority to do so.
7.12    The terms and conditions of Executive’s offer letter, attached as Exhibit C to this Agreement, are hereby incorporated into this Agreement.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

EXECUTIVE

/s/ Christopher J. Littlefield
By: Christopher J. Littlefield

Date: October 6, 2014

FIDELITY & GUARANTY LIFE BUSINESS
SERVICES, INC.

/s/ Leland C. Launer, Jr.
By:     Leland C. Launer, Jr.,
Chief Executive Officer

Date: October 6, 2014